EXHIBIT 15.1
The Board of Directors and Stockholders
FedEx Corporation
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-171232, 333-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-100572, 333-111399, 333-121418, 333-130619, 333-156333 and Form S-3 No. 333-160953) of FedEx Corporation and in the related Prospectuses of our report dated September 23, 2011, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended August 31, 2011.

/s/ Ernst & Young LLP
Memphis, Tennessee
September 23, 2011